Exhibit 10.2

April 29, 2020

Hillary P. Hai

Re:Amendment No. 1 to Separation Agreement and Release
Dear Hillary:

This Amendment No. 1, dated as of April 29, 2020 (“Amendment No. 1”), to the Separation Agreement and Release, dated as of March 16, 2020 ("Agreement"), amends the agreement reached concerning the separation of your employment with SCF Realty Servicing Company LLC, a subsidiary of Essential Properties Realty Trust, Inc. The term “Company” shall mean Essential Properties Realty Trust, Inc., a Maryland corporation, collectively with its current and former parent companies, subsidiaries and affiliates, and their respective current and former successors, predecessors, assigns, representatives, agents, attorneys, stockholders, partners, officers, directors and employees, both individually and in their official capacities.

Pursuant to Section 11 of the Agreement, it may be amended by a written instrument executed by you and the Company, and the parties to the Agreement desire to amend the Agreement by this Amendment No. 1; except as amended hereby, all of the terms of the Agreement shall remain in full force and effect and are hereby confirmed in all respects.

1.You hereby agree that the severance benefits to be paid under the Agreement are due solely from the Company and that Insperity PEO Services, L.P. (collectively with its current and former parent companies, subsidiaries, and other affiliated companies as well as any of their current and former insurers, directors, officers, agents, shareholders and employees, "Insperity") has no obligation to pay the severance benefits, even though the payments may be processed through Insperity.

2.You, and anyone claiming through you, including your spouse, issue, agents, representatives, guardians, assigns, dependents, heirs, executors, administrators, and attorneys, hereby irrevocably waive, release, and discharge Insperity, from any and all claims that you now have, including, but not limited to, all claims arising from, growing out of, or in any way connected with, directly or indirectly, your employment relationship with the Company, or the separation of that relationship, or otherwise, as described in Section 3 of the Agreement.

3.The parties acknowledge that Insperity is a third-party beneficiary to the Agreement as so amended by this Amendment No. 1.

4.This Amendment No. 1shall constitute an amendment to the Agreement, which shall remain in full force and effect as amended by this Amendment No. 1.

5.Notwithstanding Section 6 of the Agreement, this Amendment No. 1 and the Agreement as amended hereby and the provisions of your Employment Agreement that survive your termination of employment, contain the entire agreement between you and the Company and supersedes any prior or contemporaneous oral or written statements or understandings.  Except as amended hereby, all of the terms of the Agreement shall remain in full force and effect and are hereby confirmed in all respects.

6.This Amendment No. 1 is expressly made subject to the provisions of the applicable and valid laws, rules, regulations, and judicial and administrative decisions of the United States of America and the State of New Jersey (excluding the conflict-of-law principles thereof), and if any provision(s) of this Amendment No. 1 shall ever be invalidated or struck down because of a conflict with any such laws, rules, regulations, or decisions, the invalidation shall affect said provision(s) only, and any and all provisions of this Amendment No. 1 that are not so invalidated or struck down shall continue in full force and effect.

7.This Amendment No. 1 may be executed in two (2) or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

/s/ Hillary P. Hai Hillary P. Hai Date: April 29, 2020 Essential Properties Realty Trust, Inc.

/s/ Peter M. Mavoides Peter M. Mavoides Its: President and Chief Executive Officer Date: April 29, 2020

ACTIVE 256528666